EXHIBIT 5.1

[FIRM LETTERHEAD]

June 8, 2017

West Marine, Inc.

500 Westridge Drive

Watsonville, CA 95076

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by West Marine, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 750,000 shares of the Company’s Common Stock, $.001 par value, (the “Shares”) pursuant to its West Marine, Inc. Amended and Restated Associates Stock Buying Plan (the “Plan”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and delivered against payment therefor in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Shulman, Rogers, Gandal, Pordy & Ecker, P.A

By:	/s/ Scott D. Museles